Exhibit 99.3

Monsanto Company 800 North Lindbergh Blvd St. Louis, Missouri 63167

Release	Immediately

Contact	Media:	Lori Fisher (314-694-8535)

	Investors:	Scarlett Foster (314-694-8148)

MONSANTO COMPANY INCREASES FIRST-QUARTER EPS GUIDANCE;
FULL-YEAR 2003 EPS GUIDANCE IS RECONFIRMED

     NEW YORK (April 2, 2003) – Monsanto Company (NYSE: MON) announced today that it is increasing its first-quarter earnings guidance. The company said that 15 percent to 20 percent of its full-year earnings per share (EPS) would occur in the first quarter. This percent was revised upward from the company’s earlier estimate for the first quarter of 10 percent of annual EPS.

     The company also reconfirmed its full-year 2003 EPS guidance in the range of $1.20 to $1.40, and reaffirmed that 85 percent to 90 percent of the company’s full-year guidance will be made in the first-half of the year. This guidance excludes the aftertax cumulative effect of implementing the new accounting standard (SFAS No. 143, Accounting for Asset Retirement Obligations) of approximately 5 cents per share recorded in the first quarter of 2003.

     Monsanto Vice President of U.S. Markets Kerry Preete made the announcement today during his remarks at the 2003 Deutsche Bank Basic Industries Conference in New York. Preete noted that Monsanto increased its projected first-quarter earnings because of lower spending and better results in Brazil. The company had better-than-expected use of Roundup herbicide at the end of the major growing season in Brazil, and higher sales of corn seed for the secondary planting season in Brazil.

     In his remarks, Preete also noted that the company’s U.S. business is leading Monsanto’s transformation from a company based on a strong chemistry portfolio to a company based on seeds and biotechnology. He added that the most significant near- and mid-term growth opportunities will come from the company’s corn seed and trait portfolio.

     Monsanto’s corn trait business is expected to grow as new traits are introduced and existing traits are planted on more acres, Preete noted. The company estimates that its Roundup Ready corn trait has

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the potential to be planted on approximately 20 million acres in the United States by the end of 2005. Its most recently approved product, YieldGard Rootworm, will offer growers a new tool against the “billion dollar” corn rootworm pest and will ultimately have a target market of 15 million acres in the United States. Preete indicated that the best margin opportunities reside in Monsanto’s ability to continue to rapidly incorporate stacked traits in one seed.

     To hear Preete’s presentation and view the accompanying slides, please go to Monsanto’s web site (www.monsanto.com) and select “Presentations” under the investor relations’ page. A replay of the webcast will be available on the Monsanto web site for two weeks.

     Monsanto Company (NYSE: MON) is a leading global provider of technology-based solutions and agricultural products that improve farm productivity and food quality.

Note to editors: Roundup, Roundup Ready and YieldGard are registered trademarks of Monsanto Technology, LLC.

Certain statements contained in this release, such as statements concerning the company’s anticipated financial results, current and future product performance, regulatory approvals, currency impact, business and financial plans and other non-historical facts are “forward-looking statements.” These statements are based on current expectations and currently available information. However, since these statements are based on factors that involve risks and uncertainties, the company’s actual performance and results may differ materially from those described or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, among others: fluctuations in exchange rates and other developments related to foreign currencies and economies; increased generic and branded competition for the company’s Roundup herbicide; the accuracy of the company’s estimates and projections, for example, those with respect to product returns and grower use of our products and related distribution inventory levels; the effect of weather conditions and commodity markets on the agriculture business; the success of the company’s research and development activities and the speed with which regulatory authorizations and product launches may be achieved; domestic and foreign social, legal and political developments, especially those relating to agricultural products developed through biotechnology; the company’s ability to continue to manage its costs; the company’s ability to successfully market new and existing products in new and existing domestic and international markets; the company’s ability to obtain payment for the products that it sells; the company’s ability to achieve and maintain protection for its intellectual property; the effects of the company’s accounting policies and changes in generally accepted accounting principles; the company’s exposure to lawsuits and other liabilities and contingencies, including those related to intellectual property, product liability, regulatory compliance (including seed quality), environmental contamination and antitrust; the company’s ability to fund its short-term financing needs; general economic and business conditions; political and economic conditions due to threat of future terrorist activity and related military action; and other risks and factors detailed in the company’s filings with the U.S. Securities and Exchange Commission. Undue reliance should not be placed on these forward-looking statements, which are current only as of the date of this release. The company disclaims any current intention to revise or update any forward-looking statements or any of the factors that may affect actual results, whether as a result of new information, future events or otherwise.

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